Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
DIADEXUS NC CORP.
(a Delaware corporation)
into
VAXGEN, INC.
(a Delaware corporation)

NOVEMBER 1, 2010

(PURSUANT TO SECTION 253 OF THE DELAWARE
GENERAL CORPORATION LAW)

VaxGen, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

1.	The Company was incorporated on November 27, 1995, under the name GenenVax, Inc. pursuant to the Delaware General Corporation Law (“DGCL”).

2.	The Company is the owner of 100% of the outstanding shares of each class of the capital stock of diaDexus NC Corp., a Delaware corporation (“diaDexus NC Corp.).

3.
The Company determined to merge diaDexus NC Corp. into the Company (the “Merger”) by resolution of the Company’s Board of Directors attached hereto as Exhibit A, duly adopted on the 17th day of September, 2010.

4.
Pursuant to Section 253(b) of the DGCL, the name of the corporation surviving the Merger shall be diaDexus, Inc. and Article 1 of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

“The name of the corporation is diaDexus, Inc.”

5.	The Merger shall become effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, VaxGen, Inc. has caused this Certificate of Ownership and Merger to be executed as of the date first set forth above.

VAXGEN, INC.

By:	/s/ Patrick Plewman
Name:	Patrick Plewman
Title:	President and Chief Executive Officer

EXHIBIT A

RESOLUTIONS OF THE BOARD OF DIRECTORS

Approval of Short Form Merger with diaDexus NC Corp.

WHEREAS:  Upon the formation of diaDexus NC Corp., the Company will own all outstanding shares of capital stock of diaDexus NC Corp.; and

WHEREAS:  The Board has determined that it is in the best interest of the Company and its stockholders to merge diaDexus NC Corp. into the Company in accordance with the provisions applicable to short form mergers set forth in Section 253 of the DGCL (“Merger II”) and to change the Company’s name by operation of Merger II to “diaDexus, Inc.”

NOW, THEREFORE, BE IT RESOLVED:  That the Company shall merge diaDexus NC Corp. into the Company and assume all of diaDexus NC Corp.’s liabilities and obligations in accordance with provisions contained in the DGCL;

RESOLVED FURTHER:  That, immediately following Merger II, the name of the Company shall be changed to “diaDexus, Inc.” by operation of Merger II pursuant to Section 253(b) of the DGCL;

RESOLVED FURTHER:  That Merger II is intended to qualify as a complete liquidation of diaDexus NC Corp. for purposes of Section 332 of the Internal Revenue Code of 1986, as amended; and

RESOLVED FURTHER:  That the officers of the Company be, and each of them hereby is, authorized and empowered to execute and acknowledge a Certificate of Ownership and Merger, setting forth a copy of the resolutions to merge diaDexus NC Corp. into the Company and to file the Certificate of Ownership and Merger with the Delaware Secretary of State.

General Authority and Ratification

RESOLVED:  That the proper officers of the Company are hereby authorized and directed, in the name of and on behalf of the Company, to prepare or cause to be prepared and to execute, deliver, verify, acknowledge, file or record any documents, agreements, instruments, certificates, statements, papers, or any amendments or supplements thereto, as in their sole judgment may be necessary, appropriate or advisable in order to effect the foregoing resolutions, and to take such further steps and do all such further acts or things as in their sole judgment may be necessary, appropriate or advisable to carry out the foregoing resolutions or the purposes thereof; and

RESOLVED FURTHER:  That the authority and power given hereunder be deemed retroactive and any and all actions previously taken by any officer or director of the Company in connection with these resolutions are hereby ratified and approved.